Exhibit 99.1

EXPLANATION OF RESPONSES

(1) Includes 2,621,618 shares held by Vertical Fund I, L.P., or VFI, a Delaware limited partnership, and 761,483 shares held by Vertical Fund II, L.P., or VFII, a Delaware limited partnership. The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group L.P. Mr. Emmitt is a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P. All ordinary shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, L.P. Mr. Emmitt disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Vertical Group, L.P., except to the extent of any indirect pecuniary interest therein. This Form 3 shall not be deemed an admission that Mr. Emmitt or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.